Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 7, 2011, relating to the consolidated financial statements of Indiana Community Bancorp and subsidiaries, appearing in the Annual Report on Form 10-K of Indiana Community Bancorp for the year ended December 31, 2010, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ BKD, LLP

BKD, LLP
Indianapolis, IN
January 31, 2012